EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4 and related Prospectus of United Bankshares, Inc. for the registration of 23,834,508 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2016, with respect to the consolidated financial statements of United Bankshares, Inc., and the effectiveness of internal control over financial reporting of United Bankshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia

December 9, 2016